EXHIBIT 5.1



                               September 29, 1995



Integrated Device Technology, Inc.
2975 Stender Way
Santa Clara, CA  95054

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about October 2, 1995 in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of your Common Stock (the "Common Stock") to be sold by you pursuant to stock options to be granted under your 1994 Stock Option Plan, as amended (the "1994 Plan").

         As your counsel, we have examined the proceedings taken by you in connection with the adoption and amendment of the 1994 Plan.

         It is our opinion that the 4,000,000 shares of Common Stock that may be issued and sold by you pursuant to the stock options to be granted under the 1994 Plan, when issued and sold in the manner referred to in the relevant
Prospectus associated with the Registration Statement, the 1994 Plan and accompanying stock options, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                        Very truly yours,


                                        Fenwick & West